Exhibit 99.1 Barnes 860.583.7070 | info@bginc.com onebarnes.com

BARNES REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS
Focused on Core Business Execution to Unlock Enterprise Value

Fourth Quarter 2022:
•Sales of $313 million, up 1% versus prior year period; Organic Sales up 5%
•Operating Margin of 7.7%; Adjusted Operating Margin of 11.2%, down 20 bps from a year ago
•GAAP EPS of $0.30; Adjusted EPS of $0.52, down 5% versus prior year period

Full Year 2022:
•Sales of $1,262 million, up slightly from 2021; Organic Sales up 4%
•Operating Margin of 4.5%; Adjusted Operating Margin of 11.6%, down 40 bps
•GAAP EPS of $0.26; Adjusted EPS of $1.98, up 2% over last year

2023 Outlook:
•2023 Organic Sales Growth of +6% to +8%
•2023 Adjusted EPS of $2.10 to $2.30; Up 6% to 16% from 2022 Adjusted EPS of $1.98

February 17, 2023

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the fourth quarter and full year 2022.

“Our intense emphasis on delivering core business execution across Barnes remains a key focus. We are undertaking several actions to be more competitive in strategic end markets, to provide operational efficiencies, and to generate enhanced profitability and cash flow, all with the sense of urgency required,” said Thomas J. Hook, President and Chief Executive Officer of Barnes. “Early signs of our progress, such as the solid book-to-bill in the quarter, provide evidence that we’re on the right path. While there remains much to do, I’m confident that by driving ‘Top line, Bottom line, Pipeline’ we’ll unlock the underlying value of Barnes for all our stakeholders,” added Hook.

Fourth Quarter 2022 Highlights

Fourth quarter 2022 net sales of $313 million were up 1% compared to the prior year period, with organic sales (1) increasing 5%. Foreign exchange had a negative impact of 4%. Operating income was $24.2 million versus $35.4 million a year ago. Operating margin was 7.7%. Excluding restructuring related charges, adjusted operating income was $35.0 million, down 1%, and adjusted operating margin was 11.2%, down 20 bps from a year ago.

123 Main Street, Bristol, CT 06010-6376

The Company’s effective tax rate in the fourth quarter of 2022 was 18.6% compared with 4.9% in the year ago period. The increase in the effective tax rate was primarily driven by the nonrecurrence of beneficial foreign tax items a year ago and current quarter tax charges associated with the Company’s CEO transition.

Net income for the fourth quarter was $15.6 million, or $0.30 per share, compared to $28.1 million, or $0.55 per share, a year ago. On an adjusted basis, net income per share of $0.52 was down 5% from $0.55 a year ago. Adjusted net income per share in the fourth quarter of 2022 excludes $0.16 of restructuring related charges and $0.06 of tax related CEO transition costs.

Full Year 2022 Highlights

For the full year 2022, Barnes generated net sales of $1,262 million, up slightly from a year ago. Full year organic sales were up 4%, while foreign exchange had a negative impact of 4%. Operating income was $57.1 million versus $150.0 million a year ago, while operating margin decreased from 11.9% to 4.5%. On an adjusted basis, which excludes restructuring related charges and a goodwill impairment charge recorded in the second quarter, operating income was $145.9 million this year versus $151.0 million last year, a decrease of 3%. Adjusted operating margin was 11.6%, down 40 bps from the prior year.

Interest expense for 2022 was $14.6 million, a decrease of $1.6 million from the prior year due to the benefit of lower average borrowings. Other expense was $4.3 million versus last year’s $6.0 million, primarily driven by a reduction in non-operating pension expense.

The Company’s effective tax rate for 2022 was 64.7% compared with 21.9% last year. The increase in the 2022 effective tax rate was driven by this year’s goodwill impairment charge, which is not tax deductible, tax charges associated with Barnes’ CEO transition, and non-recurring beneficial foreign tax items a year ago. These items were partially offset by a change in the mix of earnings between high and low tax jurisdictions. Excluding the tax impacts for the adjusted items of restructuring, goodwill impairment, and tax related CEO transition costs, the 2022 effective tax rate would be approximately 21%.

Net income for 2022 was $13.5 million, or $0.26 per share, compared to $99.9 million, or $1.96 per share, a year ago. On an adjusted basis, which excludes $0.33 of restructuring related charges, $0.06 of tax charges associated with the Company’s CEO transition, and $1.33 from a goodwill impairment charge recorded in the second quarter, net income per share was $1.98, up 2% from a year ago.

Full year cash provided by operating activities was $75.6 million versus $167.8 million a year ago primarily due to an increase in working capital and prior year incentive compensation paid in the current year. Free cash flow was $40.5 million compared to $133.7 million last year. Capital expenditures were $35.1 million, an increase of $1.0 million.

A table reconciling non-GAAP to GAAP financial measures, including forward looking outlook information, is presented at the end of this press release.

Segment Performance

Industrial
Fourth quarter sales were $205 million, down 3% from $210 million in the prior year period. Organic sales increased 4% while unfavorable foreign exchange lowered sales by 7%. Operating profit was $6.1 million versus $19.1 million in the prior year period. Excluding restructuring related charges of $11.1 million, adjusted operating profit of $17.2 million was down 9% and adjusted operating margin of 8.4% was down 60 bps. Adjusted operating profit was impacted by lower productivity, inclusive of COVID related absenteeism in China.

Industrial’s full year 2022 sales were $833 million, down 7% from $896 million a year ago. Organic sales were down 1%. Unfavorable foreign exchange had a negative impact of 6%. Full year operating loss was $19.1 million versus operating profit of $97.7 million in the prior year. Excluding restructuring related charges of $20.9 million and a goodwill impairment charge of $68.2 million, adjusted operating profit was $70.0 million versus $97.8 million a year ago, a decrease of 28%. Adjusted operating margin was 8.4%, down 250 bps from 2021.

Aerospace
Fourth quarter sales were $109 million, up 8% from $101 million last year. Aerospace original equipment manufacturing (“OEM”) sales decreased 2%, while aftermarket sales increased 27%. Operating profit was $18.0 million, up 11% from $16.3 million in the prior year period. Excluding a favorable restructuring related adjustment of $0.3 million, adjusted operating profit of $17.8 million was up 8% from a year ago. The increase in adjusted operating profit was driven by the contribution of higher aftermarket sales volumes, offset in part by unfavorable labor productivity. Adjusted operating margin was 16.4%, similar to a year ago.

Full year 2021 Aerospace sales were $429 million, up 18% from $362 million last year. Operating profit was $76.2 million, up 46% from last year’s $52.3 million while operating margin was 17.7%, up 330 bps. Excluding a favorable restructuring adjustment of $0.3 million, adjusted operating profit was $75.9 million, up 43%, and adjusted operating margin was 17.7%, up 300 bps.

Aerospace OEM backlog ended the year at $750 million, up 3% sequentially from September 2022 and up 10% from a year ago. The Company expects to convert approximately 40% of this backlog to revenue over the next 12 months.

Balance Sheet and Liquidity

Barnes’ balance sheet and liquidity profile remain well-positioned. The Company has liquidity of $77 million in cash and approximately $533 million available under the revolving credit facility, subject to covenants which would have allowed $218 million under our current credit agreements. With respect to the balance sheet, our “Debt to EBITDA” ratio, as defined in our credit agreements, was approximately 2.35 times at year end.

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2023 Full Year Outlook

Barnes expects organic sales growth of 6% to 8% for 2023 with adjusted operating margin in the range of 12.5% to 13.5%. Adjusted earnings are expected to be in the range of $2.10 to $2.30 per share, up 6% to 16% from 2022’s adjusted earnings of $1.98 per share. 2023 adjusted earnings per share are anticipated to exclude a $0.15 impact related to restructuring related activities. The Company forecasts capital expenditures of approximately $50 million and cash conversion of approximately 100% of net income. The adjusted effective tax rate for 2023 is expected to be between 24.5% and 25.5%.

“Throughout 2022 we experienced ongoing recovery in our Aerospace business and persistent pressures in our Industrial businesses. With targeted restructuring actions underway, we are laying a stronger foundation upon which to improve our operational and financial performance moving forward. We anticipate demonstrated progress in 2023 as we drive our ‘Integrate, Consolidate, and Rationalize’ initiative deep into the enterprise which will benefit margins and improve our working capital efficiency,” said Julie K. Streich, Senior Vice President, Finance and Chief Financial Officer, Barnes.

Conference Call Information

Barnes will conduct a conference call with investors to discuss the fourth quarter and full year 2022 results at 8:30 a.m. ET today, February 17, 2023. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.onebarnes.com.

The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 17, 2023, until 11:59 p.m. (ET) on Friday, February 24, 2023, by dialing (647) 362-9199; Conference ID 1137078.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes

Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Leveraging world-class manufacturing capabilities and market-leading engineering, we develop advanced processes, automation solutions and applied technologies for industries ranging from medical and personal care to mobility, packaging and aerospace. Customers benefit from our integrated hardware and software capabilities focused on improving the processing, control, service and sustainability of engineered plastics, factory automation technologies and precision components. For more information, please visit www.onebarnes.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including rising interest rates, global price inflation, and shortages impacting the availability of materials; the duration and severity of the COVID-19 pandemic, and governments’ responses to the pandemic such as regional lockdowns, including their impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments; acts of war, terrorism and other international conflicts; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government-imposed sanctions, tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, energy, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; the impact of shareholder activism; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

Barnes / 7
BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net sales	$313,473	$311,000	0.8	$1,261,868	$1,258,846	0.2

Cost of sales	211,402	200,906	5.2	839,996	803,850	4.5
Selling and administrative expenses	77,914	74,708	4.3	296,559	304,978	(2.8)
Goodwill impairment charge	—	—		68,194	—
	289,316	275,614	5.0	1,204,749	1,108,828	8.7
Operating income	24,157	35,386	(31.7)	57,119	150,018	(61.9)

Operating margin	7.7%	11.4%		4.5%	11.9%

Interest expense	4,375	3,766	16.2	14,624	16,209	(9.8)
Other expense (income), net	660	2,041	(67.7)	4,310	5,992	(28.1)
Income before income taxes	19,122	29,579	(35.4)	38,185	127,817	(70.1)
Income taxes	3,553	1,443	146.2	24,706	27,944	(11.6)
Net income	$15,569	$28,136	(44.7)	$13,479	$99,873	(86.5)

Common dividends	$8,094	$8,109	(0.2)	$32,376	$32,402	(0.1)

Per common share:
Net income:
Basic	$0.31	$0.55	(43.6)	$0.26	$1.96	(86.7)
Diluted	0.30	0.55	(45.5)	0.26	1.96	(86.7)
Dividends	0.16	0.16	—	0.64	0.64	—

Weighted average common shares outstanding:
Basic	50,904,802	50,928,466	(0.0)	50,962,447	50,926,374	0.1
Diluted	51,057,653	51,058,961	(0.0)	51,084,167	51,079,063	0.0

Barnes / 8
BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2022	2021	% Change		2022	2021	% Change
Net sales
Industrial	$204,969	$210,275	(2.5)		$832,715	$896,495	(7.1)
Aerospace	108,504	100,725	7.7		429,153	362,363	18.4
Intersegment sales	—	—			—	(12)
Total net sales	$313,473	$311,000	0.8		$1,261,868	$1,258,846	0.2

Operating profit (loss)
Industrial	$6,145	$19,091	(67.8)		$(19,055)	$97,726	(119.5)
Aerospace	18,012	16,295	10.5		76,174	52,292	45.7
Total operating profit	$24,157	$35,386	(31.7)		$57,119	$150,018	(61.9)

Operating margin			Change				Change
Industrial	3.0%	9.1%	(610)	bps.	-2.3%	10.9%	(1,320)	bps.
Aerospace	16.6%	16.2%	40	bps.	17.7%	14.4%	330	bps.
Total operating margin	7.7%	11.4%	(370)	bps.	4.5%	11.9%	(740)	bps.

Barnes / 9
BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$76,858	$102,860
Accounts receivable	291,883	262,257
Inventories	283,402	239,655
Prepaid expenses and other current assets	80,161	75,437
Total current assets	732,304	680,209

Deferred income taxes	18,028	21,976
Property, plant and equipment, net	320,139	341,462
Goodwill	835,472	955,370
Other intangible assets, net	442,492	500,246
Other assets	65,295	77,557
Total assets	$2,413,730	$2,576,820

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$8	$1,900
Accounts payable	145,060	131,076
Accrued liabilities	158,568	175,583
Long-term debt - current	1,437	1,835
Total current liabilities	305,073	310,394

Long-term debt	569,639	599,932
Accrued retirement benefits	54,352	76,784
Deferred income taxes	62,562	66,704
Long-term tax liability	39,086	52,114
Other liabilities	36,691	42,126

Total stockholders' equity	1,346,327	1,428,766
Total liabilities and stockholders' equity	$2,413,730	$2,576,820

Barnes / 10
BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2022	2021
Operating activities:
Net income	$13,479	$99,873
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,150	91,085
Gain on disposition of property, plant and equipment	(821)	(1,027)
Stock compensation expense	12,804	11,470
Non-cash goodwill impairment charge	68,194	—
Changes in assets and liabilities:
Accounts receivable	(39,484)	(18,793)
Inventories	(48,591)	(7,350)
Prepaid expenses and other current assets	(9,257)	(5,208)
Accounts payable	15,998	22,909
Accrued liabilities	(25,659)	(1,630)
Deferred income taxes	2,645	(19,354)
Long-term retirement benefits	(1,474)	3,423
Long-term tax liability	(6,948)	(6,949)
Other	2,523	(643)
Net cash provided by operating activities	75,559	167,806

Investing activities:
Proceeds from disposition of property, plant and equipment	1,825	3,007
Capital expenditures	(35,082)	(34,117)
Other	(2,729)	1,304
Net cash used by investing activities	(35,986)	(29,806)

Financing activities:
Net change in other borrowings	(1,333)	(173)
Payments on long-term debt	(108,415)	(115,507)
Proceeds from the issuance of long-term debt	98,285	48,300
Proceeds from the issuance of common stock	513	1,427
Common stock repurchases	(6,721)	(5,229)
Dividends paid	(32,376)	(32,402)
Withholding taxes paid on stock issuances	(1,144)	(1,421)
Other	(13,638)	(9,661)
Net cash used by financing activities	(64,829)	(114,666)

Effect of exchange rate changes on cash flows	(5,525)	(2,893)
(Decrease) increase in cash, cash equivalents and restricted cash	(30,781)	20,441

Cash, cash equivalents and restricted cash at beginning of year	111,909	91,468
Cash, cash equivalents and restricted cash at end of year	81,128	111,909
Less: Restricted cash, included in Prepaid expenses and other current assets	(2,135)	(4,524)
Less: Restricted cash, included in Other assets	(2,135)	(4,525)
Cash and cash equivalents at end of year	$76,858	$102,860

Barnes / 11
BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2022	2021
Free cash flow:
Net cash provided by operating activities	$75,559	$167,806
Capital expenditures	(35,082)	(34,117)
Free cash flow (1)	$40,477	$133,689

Free cash flow to net income cash conversion ratio (as adjusted):
Net income	$13,479	$99,873
Goodwill impairment charge	68,194	—
Net income (as adjusted) (2)	$81,673	$99,873

Free cash flow to net income cash conversion ratio (as adjusted) (2)	50%	134%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the goodwill impairment charge recorded in the second quarter of 2022 related to the Automation reporting unit from 2022 net income.

Barnes / 12
BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,					Twelve months ended December 31,
	2022	2021		% Change		2022	2021	% Change
SEGMENT RESULTS
Operating Profit (Loss) - Industrial Segment (GAAP)	$6,145	$19,091		(67.8)		$(19,055)	$97,726	(119.5)
Restructuring activities/reduction in force charges	11,052	(144)				20,853	103
Goodwill impairment charge	—	—				68,194	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$17,197	$18,947		(9.2)		$69,992	$97,829	(28.5)

Operating Margin - Industrial Segment (GAAP)	3.0%	9.1%		(610)	bps.	-2.3%	10.9%	(1,320)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	8.4%	9.0%		(60)	bps.	8.4%	10.9%	(250)	bps.

Operating Profit - Aerospace Segment (GAAP)	$18,012	$16,295		10.5		$76,174	$52,292	45.7
Restructuring activities/reduction in force charges	(250)	194				(255)	864
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$17,762	$16,489		7.7		$75,919	$53,156	42.8

Operating Margin - Aerospace Segment (GAAP)	16.6%	16.2%		40	bps.	17.7%	14.4%	330	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	16.4%	16.4%		—	bps.	17.7%	14.7%	300	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$24,157	$35,386		(31.7)		$57,119	$150,018	(61.9)
Restructuring activities/reduction in force charges	10,802	50				20,598	967
Goodwill impairment charge	—	—				68,194	—
Operating Income as adjusted (Non-GAAP) (1)	$34,959	$35,436		(1.3)		$145,911	$150,985	(3.4)

Operating Margin (GAAP)	7.7%	11.4%		(370)	bps.	4.5%	11.9%	(740)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	11.2%	11.4%		(20)	bps.	11.6%	12.0%	(40)	bps.

Diluted Net Income per Share (GAAP)	$0.30	$0.55		(45.5)		$0.26	$1.96	(86.7)
Foreign tax matters	—	—				—	(0.04)
Restructuring activities/reduction in force charges	0.16	—				0.33	0.02
Tax related CEO transition costs	0.06	—				0.06	—
Goodwill impairment charge	—	—				1.33	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.52	$0.55		(5.5)		$1.98	$1.94	2.1

		Full-Year 2023 Outlook
Operating Margin (GAAP)		11.5%	to	12.5%

Restructuring activities/reduction in force charges			1.0%

Operating Margin as adjusted (Non-GAAP) (1)		12.5%	to	13.5%

Diluted Net Income per Share (GAAP)		$1.95	to	$2.15

Restructuring activities/reduction in force charges			0.15

Diluted Net Income per Share as adjusted (Non-GAAP) (1)		$2.10	to	$2.30

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2022: 1) charges related to restructuring activities and actions at certain businesses, including $20.6M reflected within operating profit ($10.8M in the fourth quarter) and $1.4M reflected within other expense (income), net ($0.0M in the fourth quarter), 2) tax charges resulting from the CEO transition in 2022 and 3) the goodwill impairment charge recorded in the second quarter of 2022 related to the Automation reporting unit. The Company has excluded the following from its "as adjusted" financial measurements for 2021: 1) the impact of certain foreign tax matters including a benefit related to the Italy tax realignment, partially offset by a charge related to the UK tax rate and 2) charges related to restructuring actions at certain businesses. The tax effects of the restructuring actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 30%. The goodwill impairment charge did not have a tax effect as it is not deductible for book purposes. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.